Exhibit 99 (C)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	INITIAL PRINCIPAL AMOUNT
CUSIP •	REPRESENTED $ •
ISIN: •	representing • PACERS
($10 per PACERS)

CITIGROUP FUNDING INC.

Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) Based Upon

American Depositary Receipts Representing H Shares of PetroChina Company Limited

Due October •, 2008

Citigroup Funding Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to October •, 2008 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will not bear interest, is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture. The payments on this Note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts or, if applicable, in the American Depositary Receipts (“ADRs”) representing H shares of PetroChina Company Limited (“PetroChina ADRs”).

This Note is one of the series of Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) Based Upon American Depositary Receipts Representing H Shares of PetroChina Company Limited (“PetroChina”) Due October •, 2008 (the “PACERS”).

INTEREST

The PACERS do not bear interest. No payments on the PACERS will be made until the Stated Maturity Date, unless the Company is required to call the PACERS, as described below.

MANDATORY CALL FEATURE

The Company is required to call the PACERS, in whole, but not in part, if the Trading Price of PetroChina ADRs at the close of trading on any Trading Day during the three Trading-Day periods starting on and including October •, 2006, October •, 2007 or October •, 2008 (each, a “Call Determination Period”) is greater than or equal to the Initial ADR Price of $•. The Trading Day within a Call Determination Period on which the PACERS are called, if any, is the “Call Date.” If the Company calls the PACERS, holders of PACERS will receive for each PACERS a price in cash (the “Call Price”) equal to the sum of $10 and a Mandatory Call Premium. The Mandatory Call Premium will equal $• if the PACERS are called during the Call Determination Period beginning on October •, 2006; $• if the PACERS are called during the Call Determination Period beginning on October •, 2007; and $• if the PACERS are called during the Call Determination Period beginning on October •, 2008.

If the Company calls the PACERS during the Call Determination Period beginning on October •, 2006 or October •, 2007, the Company will provide notice of the call, including the exact call payment date, within one business day after the Call Date, and the call payment date will be at least ten business days, but not more than 60 days after the Call Date. If the Company calls the PACERS during the Call Determination Period beginning on October •, 2008, the Company will not provide notice of a call but will pay the Call Price to holders of PACERS on the Stated Maturity Date.

So long as the PACERS are represented by this Note and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERS are no longer represented by this Note or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

PAYMENT AT MATURITY

If the Company calls the PACERS during the Call Determination Period beginning on October •, 2008, on the Stated Maturity Date, holders of PACERS will receive for each PACERS a Call Price in cash equal to $• , the sum of $10 and the applicable Mandatory Call Premium. If the Company does not call the PACERS during such period, holders of PACERS will receive for each PACERS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each PACERS will equal either:

•	a number of PetroChina ADRs equal to the Exchange Ratio, if the Trading Price of PetroChina ADRs at the close of trading on any Trading Day after October 25, 2005 up to and including the third Trading Day before the Stated Maturity Date is less than or equal to $• (or approximately •% of the Initial ADR Price), which price we refer to as the “Downside Trigger Price,” or

•	$10 in cash.

In lieu of any fractional PetroChina ADRs otherwise payable in respect of any PACERS, at the Stated Maturity Date, the holder of this Note will receive an amount in cash equal to the value of such fractional ADRs. The number of full PetroChina ADRs, and any cash in lieu of a fractional PetroChina ADR, to be delivered at the Stated Maturity Date to the holder of this Note will be calculated based on the aggregate number of PACERS held by such holder.

The “Initial ADR Price” equals $•.

The “Exchange Ratio” equals •.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) PetroChina ADRs or H shares on any exchange or market, or (2) any options contracts or futures contracts relating to PetroChina ADRs or H shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security principally traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of PetroChina ADRs (or any other security for which a Trading Price must be determined) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are quoted on the Nasdaq), the last quoted bid price for the ADRs in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the security for which a Trading Price must be determined is principally traded on one or more non-U.S. securities exchanges or markets, then the Trading Price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date. If no sale price is available pursuant to clauses (1), (2) or (3) above or the proviso above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the PetroChina ADR program is terminated, the Trading Price will be calculated by substituting H shares for the ADRs based on the relevant ratio of H shares to PetroChina ADR. Upon the occurrence of certain events described under “Dilution Adjustments” below, the Trading Price will be calculated by substituting the relevant security for the ADRs.

DILUTION ADJUSTMENTS

If PetroChina, after the closing date of the offering of the PACERS,

(1) pays a stock dividend or makes a distribution with respect to its H shares in such shares,

(2) subdivides or splits the outstanding H shares into a greater number of shares,

(3) combines the outstanding H shares into a smaller number of shares, or

(4) issues by reclassification of its H shares any shares of other capital stock of PetroChina,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of H shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other capital stock of PetroChina, and the denominator of which will be the number of H shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no H share is outstanding, the Exchange Ratio will be determined by reference to the number of shares of other capital stock of PetroChina issued in the reclassification. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If PetroChina, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its H shares entitling them to subscribe for or purchase its H shares at a price per share less than the Then-Current Market Price of its H shares, other than rights to purchase its H shares pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of its H shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional H shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of its H shares outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional H shares which the aggregate offering price of the total number of H shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of H shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the H shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of H shares actually delivered. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If PetroChina, after the closing date, declares or pays a dividend or makes a distribution to all holders of its H shares of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its H shares, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its H shares rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one H share, and the denominator of which will be the Then-Current Market Price of one H share less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one H share. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of its H shares consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of PetroChina ADRs on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to one PetroChina ADR, and to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at the Stated Maturity Date, then, the holders of the PACERS will be entitled to receive an amount of cash equal to the Exchange Ratio multiplied by such fair market value.

If PetroChina, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional H shares and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its H shares, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of its H shares, and the denominator of which will be the Then-Current Market Price of its H shares on the record date less the amount of the distribution applicable to one H share which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of H shares outstanding on the record date. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of the H shares, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the H shares in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by PetroChina with respect to one H share acquired in a tender offer or exchange offer by PetroChina over (y) the Then-Current Market Price of the H shares.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of PetroChina ADRs on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the H shares in such a tender offer or exchange offer applicable to one PetroChina ADR and, to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at the Stated Maturity Date, then, the holders of the PACERS will be entitled to receive an amount of cash equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial ADR Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial ADR Price or the Downside Trigger Price, as the case may be, by the relevant dilution adjustment.

If PetroChina, after the closing date, issues or makes a distribution to all holders of its H shares of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at the Stated Maturity Date, then, in each of these cases, each holder of the PACERS will receive at the Stated Maturity Date for each PACERS a combination of PetroChina ADRs equal to the Exchange Ratio and a number of shares of such PetroChina subsidiaries’ capital stock equal to the Exchange Ratio times (x) the number of H shares represented by each PetroChina ADR and (y) the number of shares of such subsidiaries’ capital stock distributed per H share. Following the record date for an event described in this paragraph, the Trading Price of PetroChina ADRs will for all purposes be deemed to equal the Trading Price of PetroChina ADRs, plus the price per share of such subsidiaries’ capital stock times (x) the number of H shares represented by each PetroChina ADR and (y) the number of shares of such subsidiaries’ capital stock distributed per H share. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the H shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by PetroChina,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which PetroChina announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by PetroChina, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial ADR Price, the Exchange Ratio and the Downside Trigger Price will be further adjusted to the Initial ADR Price, the Exchange Ratio and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

The “Then-Current Market Price” of the H shares, for the purpose of applying any dilution adjustment, means the average Trading Price per H share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Trading Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Trading Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the H shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events:”

•	any consolidation or merger of PetroChina, or any surviving entity or subsequent surviving entity of PetroChina, with or into another entity, other than a merger or consolidation in which PetroChina is the continuing corporation and in which its H shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of PetroChina or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of PetroChina or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of PetroChina or any successor of PetroChina with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of PetroChina or any successor of PetroChina,

the Trading Price of PetroChina ADRs thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of H shares represented by each PetroChina ADR times the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per H share,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received for each H share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Trading Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each H share.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to the H shares. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the H shares have been subject to a Reorganization Event and to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at the Stated Maturity Date, then, each holder of PACERS will have the right to receive per $10 principal amount of PACERS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of Transaction Value above and (ii) the number of Marketable Securities received for each H share in the Reorganization Event multiplied by (x) the number of H shares represented by each PetroChina ADR and (y) the Exchange Ratio.

The adjustments described herein assume that each PetroChina ADR will continue to represent, directly or indirectly, 100 H shares. If the number of H shares represented by an ADR changes, whether in conjunction with one of the forgoing adjustment events or otherwise, or if any of the events described above occurs with respect to the PetroChina ADRs and not with respect to or with proportional effect on H shares, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of PetroChina ADRs.

For the purpose of the adjustments descried herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

GENERAL

This Note is one of a duly authorized issue of debt securities (the “Debt Securities”) of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the PACERS, and the terms upon which the PACERS are, and are to be, authenticated and delivered.

In case an Event of Default with respect to the PACERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERS permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Call Price or Maturity Payment, as applicable, calculated as though the Call Date or Stated Maturity Date of this Note were the date of early repayment. In case of default at the Stated Maturity Date of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the PACERS, from and after the Stated Maturity Date through the date when payment of such amount has been made or duly provided for, at the rate of •% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the PACERS except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company and the Guarantor to pay the Call Price or Maturity Payment, as applicable, with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:
	Name:	Geoffrey S. Richards
	Title:	Vice President and Assistant Treasurer

Corporate Seal
Attest:

By:
	Name:	Douglas C. Turnbull
	Title:	Assistant Secretary

Dated: October 28, 2005

CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York, as Trustee

By:
	Name:	Geovanni Barris